EXHIBIT 5.18

CONSENT OF JASON CHIASSON

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Jason Chiasson, Professional Engineer (P.Eng.) and a member of the Association of Professional Engineers of Ontario (PEO), hereby consent to the use of and reference to my name, and the inclusion in the Registration Statement on Form F-10 of New Gold Inc. of the information reviewed and approved by me relating to Mineral Reserves as it relates to the Rainy River Mine Open Pit that is of a scientific or technical nature contained therein.

Dated this 13th day of May, 2024

/s/ Jason Chiasson
Name:	Jason Chiasson, P.Eng., member of PEO